ORTHOFIX INTERNATIONAL N.V.

NOVEMBER 1, 2006 SUSQUEHANNA EMERGING TRENDS

CONFERENCE AT THE PENINSULA HOTEL IN NEW YORK CITY

RECONCILIATION AND DISCUSSION OF A

NON-GAAP FINANCIAL MEASURE

Non-GAAP Information

In addition to disclosing results determined in accordance with generally accepted accounting principles (or GAAP), Orthofix International N.V. (the Company) also discloses a non-GAAP financial measure which it refers to as "Cash EPS from Operations."  The Company calculates Cash EPS from Operations by adjusting reported GAAP net income per common share-diluted for the following items:  (a) "specified items", which represent certain charges and credits which management believes will not be recurring on a regular basis; (b) stock-based compensation expense that the Company records pursuant to FAS 123(R); and (c) all Company amortization expenses.  The most directly comparable GAAP measure for the Company's Cash EPS from Operations is reported net income per common share-diluted.  The following table provides a reconciliation from reported net income per common share-diluted to Cash EPS from Operations for the periods set forth therein.

Reconciliation of non-GAAP performance measure to nearest comparable GAAP measure:

	Q405A	Q406E

GAAP net income per common share-diluted	$0.44	$0.39 - 0.43

Specified items (1)	-	-

Sub-total of specified items	$0.00	$0.00

GAAP net income per common share-diluted ex specified items	$0.44	$0.39 - 0.43
FAS 123(R) expense	$0.00	$0.07

GAAP net income per common share-diluted ex non-op items, ex FAS 123(R)	$0.44	$0.46 - 0.50

Amortization	$0.07	$0.19

Cash EPS from Operations	$0.51	$0.65 - 0.69

(1)	During the periods presented, no "specified items" were excluded from GAAP net income per common share-diluted when calculating Cash EPS from Operations.

By disclosing this non-GAAP information, management intends to provide investors with additional information to further analyze the Company’s performance and underlying trends.  In order to better assess operating trends, management utilizes a measure of adjusted net income per diluted common share on a non-GAAP basis that excludes these specified items, net of tax effects.

Management believes net income per common share-diluted excluding specified items provides useful supplemental information to management and investors regarding the performance and underlying trends of the Company’s business operations and facilitates comparisons to its historical operating results.  Management uses this information internally for forecasting, and as an alternate measure for evaluating the effectiveness of the Company’s operational strategies.  Management believes it is important to provide investors with the same metrics used by management to measure operating performance, which assists investors in analyzing the underlying trends in the Company’s business over time.

Non-GAAP information should not be viewed as a substitute for, or superior to, net income per common share-diluted or other data prepared in accordance with GAAP as measures of the Company’s profitability or liquidity.  Users of this financial information should consider the types of events and transactions for which adjustments have been made. It should be noted that the Company's non-GAAP information may be different from the non-GAAP information provided by other companies.